Deloitte



January 10, 2007

Mr. George Pereira
Chief Financial Office and Treasurer
Excelsior Funds, Trust.
110 Montgomery Street
San Francisco, CA 91104

Dear Mr. Pereira:

This is to confirm that the client-auditor relationship
Between Excelsior Funds Trust
(Commission File No. 33-78264) and Deloitte & Touche
LLP has ceased.

Yours truly,



/s/ Deloitte & Touche LLP
New York, New York



Cc:  PCAOB Letter File
        Office of the Chief Accountant
        Securities and Exchange Commission
        100 F Street, N.E.
        Washington D.C. 20549-7561
         Fax (202) 772-9251 and 9252 (PCAOB Letter File and 7th Floor)



        Mr. Jack Collins, Chairman of the Audit Committee